Exhibit 3.3

SWOL HOLDINGS INC.

CERTIFICATE OF DESIGNATION OF

SERIES A SUPER VOTING PREFERRED STOCK

SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

SWOL Holdings Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) on January 14, 2026 in accordance with the provisions of its Articles of Incorporation, as may be amended and/or restated from time to time (the “Articles of Incorporation”) and bylaws (“Bylaws”):

“WHEREAS, pursuant to Article III, Section 3.03 of the Articles of Incorporation filed with the Secretary of State of the State of Nevada on January 22, 2025, the total number of authorized shares of preferred stock of the Corporation, par value $0.001 per share (“Preferred Stock”) is ten million (10,000,000) shares and the number of authorized, unissued shares of Preferred Stock, as of the date hereof, is ten million (10,000,000) shares;

WHEREAS, pursuant to the authority granted to and vested in the Board in accordance with Article III, Section 3.03 of the Articles of Incorporation, the Board has the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the designations, relative rights, preferences, privileges, powers and restrictions of the Preferred Stock; and

WHEREAS, pursuant to the authority granted to and vested in the Board in accordance with Article III, Section 3.03 of the Articles of Incorporation, the Board desires to create and authorize a series of the Company’s Preferred Stock designated “Series A Super Voting Preferred Stock”, pursuant to the terms set forth in the Certificate of Designations of Series A Super Voting Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations, and Restrictions of Such Series of Preferred Stock.

NOW, THEREFORE, LET IT BE:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, the Board hereby authorizes a series of the Company’s Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Section 1. Designation and Number. Of such 10,000,000 shares of preferred stock, $0.001 par value per share, authorized, 10,000 shares are designated as “Series A Super Voting Preferred Stock” (the “Series A Super Voting Preferred Stock”).

Section 2. Dividends. The holders of the Series A Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

Section 3. Liquidation Preference. The holders of the Series A Super Voting Preferred Stock shall not be entitled to any liquidation preference.

Section 4. Voting. The holders of the Series A Super Voting Preferred Stock will have the shareholder voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series A Super Voting Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to ten thousand (10,000) votes per share of Series A Super Voting Preferred Stock. Except as otherwise required by law or the Certificate of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the common stock of the Corporation, par value $0.001 (“Common Stock”), and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Series A Super Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects.

Section 5. Conversion Rights. The holders of the shares of Series A Super Voting Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

Section 6. Redemption Rights. The shares of the Series A Super Voting Preferred Stock shall not be subject to redemption.

Section 7. Notices. Any notice required hereby to be given to the holders of shares of the Series A Super Voting Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Super Voting Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Series of Preferred Stock to be duly executed on its behalf by its undersigned Chief Executive Officer on January 14, 2026.

By:	/s/ Alexandra Hoffman
Name:	Alexandra Hoffman
Title:	Chief Executive Officer

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